FOR IMMEDIATE RELEASE

FLORIDA GAMING CORPORATION ANNOUNCES LETTER OF INTENT TO ACQUIRE
WORLD JAI-ALAI (WJA)

Ft. Pierce, Florida, October 10, 1996. Florida Gaming Corporation (NASDAQ Small Cap--"BETS") announced today that a letter of intent has been executed between Florida Gaming Corporation ("FGC") and WJA Realty Limited Partnership (World Jai-Alai) ("WJA") whereby FGC will acquire all of the tangible and intangible properties and assets owned by WJA. Such assets include the properties located in Miami, Tampa and Ocala, Florida.

The letter of intent contemplates that the assets acquired will be combined with FGC's current Ft. Pierce Jai-Alai and Inter Track
Wagering operations in a new wholly-owned subsidiary.

     Following is a brief description of the three facilities covered by the letter of intent:


                                       Size of      Number
                          Number      Building     of Gaming
          Location       of Acres      Sq. Ft.       Seats*

           Miami          25.50        165,000       4389*

           Tampa          34.21        114,000       3500*

           Ocala          47.98         63,333       1774*
                         ______        _______       ____
           Totals        107.69        342,333       9663*

     *These figures do not include approximately 1,000 future gaming positions resulting from the proposed addition of cardrooms.

The consideration for the proposed acquisition includes (i) the cancellation of WJA's bank notes and related obligations recently acquired by FGC from the Bank of Oklahoma, NA, (ii) the retention by WJA of 200,000 shares of Florida Gaming common stock currently owned by WJA, and (iii) a profit sharing arrangement described in more detail below. Florida Gaming will assume all liabilities of WJA arising in the ordinary course of the business, subject to certain limitations and exceptions. Florida Gaming will also assume the principal amount outstanding under a $500,000 promissory note owed to Wheeler-Phoenix, Inc., with the terms amended to provide for repayment of principal over a ten year period following the closing in equal annual installments and an annual interest rate of 6%.

The profit sharing arrangement will be based on the FGC operating subsidiary's net profits, as defined, before income taxes. WJA will receive 20% of the cumulative net profits of the operating FGC subsidiary:
     (i) For each of the first ten full calendar years after the closing, subject to a cumulative of $1,000,000 per year cap; plus
     (ii) payment of five percent (5%) of the amount by which net profits exceed $5,000,000 in any one of the full calendar years during the ten year period. No net profit payments will be due for any year after the ten year period. If, during the ten year period, the operating subsidiary disposes of any of its significant assets or operations, then WJA would be entitled to receive an amount equal to ten percent (10%) of the FGC operating subsidiary's gain, if any, on the disposition.

On May 31, 1996 Section 849.086, Florida Statutes, became law authorizing poker room operations at all licensed pari-mutuels in Florida--Jai-Alai Fronton, Dog Tracks and Horse Tracks. Poker Room operations are subject to local approval by the county commission where the pari-mutuel facility is located, and will be administered and regulated by the State of Florida, Department of Business and Professional Regulation.

On September 10, 1996, the Metro-Dade County Commission passed legislation permitting poker rooms to be operated by all Pari-Mutuel facilities located in Dade County.

W. Bennett Collett, Chairman & CEO of Florida Gaming commented:
"We look forward to combining our current Ft. Pierce Jai-Alai --Intertrack Wagering operations with the Miami, Tampa, and Ocala
Jai-Alai -- Intertrack wagering facilities. This combination, together with the potential poker rooms at each fronton location, will provide excellent growth and profit opportunities for the Florida Gaming Corporation shareholders."

Florida Gaming plans to open and operate four poker rooms beginning Jan. 3, 1997. The poker rooms will be located at Miami, Tampa, Ft. Pierce, and Ocala, Florida. The proposed poker rooms are expected to open with approximately 1,000 gaming positions.

In addition to the four proposed poker rooms, each facility will continue to operate live Jai-Alai and Intertrack Wagering (Off
Track Betting).

Contact:  W. Bennett Collett
          Chairman and CEO
          (502) 589-2000
                 or
          (407) 464-7500